CEL-SCI CORPORATION

Financial Statements for the Years Ended September 30, 1994, 1993, and 1992, and Independent Auditors' Report

CEL-SCI CORPORATION

TABLE OF CONTENTS


                                                               Page
INDEPENDENT AUDITORS' REPORT                                   F-1
FINANCIAL STATEMENTS FOR THE YEARS ENDED
 SEPTEMBER 30, 1994, 1993, AND 1992:

 Balance Sheets                                                F-

2

 Statements of Operations                                      F-

3

 Statements of Stockholders' Equity                            F-

4

 Statements of Cash Flows                                      F-

5

Notes to Financial Statements                               F-7
F-
INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of CEL-SCI Corporation:

We have audited the accompanying balance sheets of CEL-SCI Corporation as of September 30, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above

present fairly, in all material respects, the financial position of CEL-SCI Corporation as of September 30, 1994 and 1993, and the

results of its operations and its cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, as of October

1, 1993, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards

No. 109. Also, as discussed in Note 1 to the financial

statements, as of September 30, 1994, the Company changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting

Standards No. 115. Deloitte & Touche llp









Washington, DC

December 5, 1994








CEL-SCI CORPORATION

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1994, 1993, AND 1992


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CEL-SCI Corporation (the Company) was incorporated on March 22,
   1983 in the State of Colorado, to finance research and development in biomedical science and ultimately to engage in marketing products.

   Significant accounting policies are as follows:
      Investments Effective September 30, 1994, the Company adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) and revised its policy for investments. Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements, resulted in a decrease in stockholders' equity of $85,753 for the net unrealized losses on investments available-for-sale at September 30, 1994.
     Prior to September 30, 1994, all investments available-forsale were carried at the lower of aggregate amortized cost or market value.
      Research and Office Equipment Research and office equipment is recorded at cost and depreciated using the straight-line method over five and seven years estimated useful lives. Research and Development Costs Research and development expenditures are expensed as incurred.
      Patents Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization will be made. Net Loss Per Share Net loss per common share is based on the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, are excluded from the calculation as they are antidilutive.
      Investment in Joint Venture Investment in joint venture is accounted for by the equity method. The Company's proportionate share of the net loss of the joint venture is included in the respective statements of operations. Statement of Cash Flows For purposes of the statements of cash flows, cash consists principally of unrestricted cash on deposit, and short-term money market funds. The Company considers all highly liquid investments with a maturity of less than three months to be cash equivalents.
   Income Taxes Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach for reporting income taxes. Implementation of SFAS 109 in 1994 did not have any effect on the Company's net earnings and reported financial position and prior financial statements have not been restated.

 Reclassifications Certain reclassifications have been made for 1993 and 1992 for comparative purposes.

2. INVESTMENTS

   The carrying values and estimated market values of investments available-for-sale at September 30, 1994, are as follows:





  The carrying values and estimated market values of investment securities at September 30, 1993, are as follows:



   The maturities of investments at September 30, 1994, are as follows:

   The gross realized gains and losses of sales of investments available-for-sale for the year ended September 30, 1994, are $154,732 and $77,958, respectively.
3. PROPERTY AND EQUIPMENT


 Property and equipment at September 30, 1994 and 1993, consist of the following:


4. JOINT VENTURE

   In April 1986, the Company paid $200,000 cash and issued 500,000 shares of its $.001 par value common stock to acquire half the rights to technology which may be useful in the diagnosis, prevention and treatment of Acquired Immune Deficiency Syndrome (AIDS) from Alpha I Biomedicals, Inc.
   The Company's stock was valued at $1.50 per share on the basis of arm's-length negotiations. At the time the transaction took place, the stock was trading at $2.42. Because the cost of these rights to technology is considered research and development, the $950,000 purchase price was expensed.

   The Company and Alpha 1 Biomedicals, Inc. (Alpha I) contributed their respective interests in the technology and $10,000 each to capitalize a joint venture, Viral Technologies, Inc. (VTI). VTI is wholly owned by the Company and Alpha 1, each having a 50% ownership interest. The total loaned or advanced to VTI by Cel Sci Corporation through September 30, 1994, was $1,246,503.

   During the three years ended September 30, 1994, VTI had no sales. The operations of VTI were as follows:




  The balance sheets of VTI at September 30, 1994 and 1993, are summarized as follows:




   On December 17, 1987, Viral Technologies, Inc., entered into a licensing agreement with Nippon Zeon Company, Ltd., a Japanese company. Under the agreement, Nippon Zeon will engage in the development and testing and, if development is successful, the marketing of the potential AIDS vaccine in the Pacific area. As a result, Viral Technologies, Inc., received precommercialization payments of $850,000 during the year ended
September 30, 1988. Additional precommercialization payments are due upon the meeting of certain agreed-upon milestones, during the development, clinical testing, and regulatory process. If the product is sold in any of the licensed countries, Viral
Technologies, Inc., will be entitled to royalties.
5. CREDIT ARRANGEMENTS
   At September 30, 1994, the Company had draws against a line of credit in the amount of $788,601. Subsequent to year-end this amount was converted to a promissory note. The principal is to be repaid over forty-eight consecutive months beginning February 5, 1995. Interest on the outstanding balance is calculated at the Bank's prime rate plus two percent, which is 9.5% at September 30, 1994, and is to be paid monthly with the principal payments. The line of credit is secured by all corporate assets and requires the Company to hold a certificate of deposit equal to 20% of the outstanding balance of the line of credit with the Bank. Under the line of credit, the Company is also subject to certain minimum equity, liquidity and operating covenants.

6. COMMITMENTS AND CONTINGENCIES

   An officer and director of the Company has been involved in legal proceedings concerning shares of the Company's common stock. The officer and director was acting on behalf of the Company in trying to secure financing, and the Company paid legal fees in connection with these proceedings and indemnified the officer for any loss he suffered upon the settlement of these matters.

   During 1992, one of the matters was settled by the officer and director delivering 30,000 shares of the Company's common stock to one plaintiff, and paying this plaintiff $200,000. In the other matter, a European Court awarded a different plaintiff 250,000 shares of the Company's common stock owned by the officer and director. In October 1993, the Company issued 250,000 shares of common stock to the plaintiff to satisfy the judgment and in lieu of reimbursement to the officer and director for this claim. The value of the shares issued, $202,500, was expensed during 1993 and was included in accrued expenses at September 30, 1993.

   During 1992, the Company reimbursed the officer and director for legal fees of approximately $60,000, incurred in connection with the two legal proceedings.

   During 1992, the Company decided to terminate its clinical and pre-clinical studies arrangement with the University of South Florida and accrued and expensed costs to terminate of $200,000. During 1993, the termination was completed at an actual cost of $200,700.

7. RELATED-PARTY TRANSACTIONS

 The technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans-Ake Fabricius and was assigned during 1980 and 1981 to Hooper Trading Company, N.V., a Netherlands Antilles corporation (Hooper) and Shanksville Corporation, also a Netherlands Antilles corporation (Shanksville). Maximillian de Clara, an officer and director in the Company, and Dr. Fabricius own 50% and 30%, respectively, of each of these companies. The technology and know-how assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation (Sittona), effective September, 1982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In 1983,
   Sittona licensed this technology to the Company. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to 10% of net sales and 15% of licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of 10% of any royalty payments received from the Company.

 In 1985 Mr. de Clara acquired 100% of the issued and outstanding stock of Sittona. Mr. de Clara and Dr. Fabricius, because of their ownership interests in Hooper and Shanksville, could receive approximately 50% and 30% respectively, of any royalties paid by Sittona to Hooper and Shanksville, and Mr. de Clara, through his interest in all three companies (Hooper, Shanksville, and Sittona), will receive up to 95% of any royalties paid by the Company.

 During 1992, the Company reimbursed an officer and director for legal fees incurred in connection with certain legal proceedings as discussed in Note 6. In addition, during 1992 the Company paid the officer and director $200,000 representing the amount which he paid in connection with one of the legal proceedings discussed in Note 6, and, in 1993, issued 30,000 shares of common stock to the officer and director as reimbursement for shares he delivered in connection with the proceeding. The $200,000 payment was expensed in 1992, and the value of the 30,000 shares, $20,100, was expensed in 1993.
8. INCOME TAXES
   The approximate tax effect of each type of temporary differences and carryforward that gave rise to the Company's tax assets and liabilities at September 30, 1994, is as follows:




   The Company has available for income tax purposes net operating loss carryforwards of approximately $20,219,000, expiring from 1998 through 2006.

  In the event of a significant change in the ownership of the Company, the utilization of such carryforwards could be substantially limited.

9. STOCK OPTIONS, WARRANTS, AND BONUS PLAN

 On February 23, 1988, the shareholders of the Company adopted the 1987 Nonqualified Stock Option and Stock Bonus Plan (the 1987 Plan). This plan reserved 2,000,000 shares of the Company's previously unissued common stock to be granted as incentive stock options to employees. The 1987 Plan reserved 500,000 shares of the Company's previously unissued common stock to be granted as stock bonuses to employees. The exercise price of the options could not be established at less than fair market value on the date of grant and the option period could not be greater than ten years. During 1992, the 1987 Plan was terminated and no further options will be granted and no further bonus shares will be issued pursuant to the 1987 Plan.

On September 30, 1992, the shareholders of the Company approved the adoption of three new plans, the 1992 Incentive Stock Option Plan (1992 Incentive Plan), the 1992 Non-Qualified Stock Option Plan (1992 Non-Qualified Plan) and the Stock Bonus Plan (1992 Bonus Plan). Shares are reserved under each plan and total 1,000,000, 600,000 and 400,000 shares, respectively. Only employees of the Company are eligible to receive options under the Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the Non-Qualified Plan or issued shares under the Bonus Plan. Terms of the options are to be determined by the Company's Compensation Committee which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan, issued, before August 20, 2002.

On July 29, 1994, the Board of Directors approved the adoption of two new plans, subject to shareholder approval, the 1994 Incentive Stock Option Plan (1994 Incentive Plan) and the 1994 Non-Qualified Stock Option Plan (1994 Non-Qualified). Shares are reserved under each plan and total 1,000,000 shares for each plan. Only employees of the Company are eligible to receive options under the 1994 Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the 1994 Non-Qualified Plan. Terms of the options are to be determined by the Company's Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued before July 29, 2004.

Information regarding the Company's stock option plan is summarized as follows:




During 1991, the Company granted a consultant an option to purchase 500,000 shares of the Company's common stock. The option is exercisable at $1.38 per share and expires in March 1996. The holder of the option has the right to have the shares issuable upon the exercise of the option included in any registration statement filed by the Company.

Also during 1991, the Company granted another consultant options to purchase 60,000 shares of the Company's common stock. Options to purchase 6,667 shares expired in April 1992. Options to purchase 13,333 shares at $0.25 per share were exercised in April 1993. At September 30, 1994, options to purchase 40,000 shares were outstanding and exercisable at prices ranging from $.25 to $1.50 per share.

In connection with the 1992 public offering discussed in Note 11, 5,175,000 common stock purchase warrants were issued and are outstanding at September 30, 1994. Each warrant entitles the holder to purchase one share of common stock at a price of $4.65 per share. Subsequent to September 30, 1994, the expiration of these warrants was extended to February 1996.
The Company may accelerate the expiration date of the warrants by giving 30 days notice to the warrant holders, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of common stock issuable upon the exercise of the warrants and (2) at anytime during the 30-day period preceding such notice, the average closing bid price of the Company's common stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days.
   Also in connection with the 1992 offering, the Company issued to the underwriter warrants to purchase 90,000 equity units, each unit consisting of 5 shares of common stock and 5 warrants entitling the holder to purchase one additional share of common stock. The equity unit warrants are outstanding at September 30, 1994 and are exercisable through February 8, 1997, at a price of $25.57 per unit. The common stock warrants included in the units are exercisable at a price of $7.67 per share.
10.EMPLOYEE BENEFIT PLAN
   During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code, subject to the Employee Retirement Income Security Act of 1974, as amended, and covering substantially all CEL-SCI employees. The employer contribution is equal to 50% of each employee's contribution to a maximum of 6% of the participant's salary. The expense for the year ended September 30, 1994 and 1993 in connection with this plan was approximately $16,160 and $7,700, respectively.



11.LEASE COMMITMENTS

   Operating Leases The future minimum annual rental payments due under noncancelable operating leases for office and laboratory space are as follows:




  Rent expense for the year ended September 30, 1994, 1993, and 1992, was approximately $122,369, $55,000, and $32,000, respectively.

12.STOCKHOLDERS' EQUITY

   During 1994, the Company granted 15,000 shares of common stock to an officer as a bonus award. The Company also issued 250,000 shares to satisfy the judgment against an officer and director. The issuance was to the plantiff in lieu of reimbursement to the officer and director. The judgment was settled in 1993 and the expense of the issuance was recorded in 1993.

During 1993, the Company received $27,333 cash for 73,333 shares of common stock.
  During 1992, the Company issued common stock to investors for cash pursuant to a public offering. Net proceeds of $13,852,780 were received for 5,175,000 shares of common stock. In September 1991, the Company received subscriptions for 1,275,000 shares of its common stock from eleven persons for $1.00 per share or a total of $1,275,000. Cash of $250,000 was received in September 1991 and the remainder in October 1991. Commissions payable of $161,250 at September
   30, 1991, relative to the offering were paid in October 1991 by the issuance of 161,250 shares of stock.
                              CEL-SCI CORPORATION
                 NOTES TO CONDENSED FINANCIAL STATEMENTS
                    NINE MONTHS ENDED JUNE 30, 1995 AND 1994 (unaudited)
A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

The accompanying financial statements have been prepared in accordance with rules established by the Securities and Exchange Commission for interim financial statements. Not all financial disclosures required to present the financial position and results of operations in accordance with generally accepted accounting principles are included herein.
    The reader is referred to the Company's Financial Statements for the years ended September 30, 1994 and 1993 which are included elsewhere in this Prospectus. In the opinion of management, all accruals and adjustments (each of which is of a normal recurring nature) necessary for a fair presentation of the financial position as of June 30, 1995 and the results of operations for the ninemonth periods ended June 30, 1995 and 1994 have been made.
    Investments
    Effective September 30, 1994, the Company adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities (SFAS 115) and revised its policy for investments. Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as availablefor-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements, resulted in a decrease in stockholders' equity of $85,753 for the net unrealized losses on investments available-for-sale at September 30, 1994. This unrealized loss declined to -0at June 30, 1995, as all investments in bonds were sold prior to such date.
                           CEL-SCI CORPORATION
                  NOTES TO CONDENSED FINANCIAL STATEMENTS
                NINE MONTHS ENDED JUNE 30, 1995 AND 1994
                               (unaudited)
                               (continued)

    Loss per Share

    Net loss per common share is based on the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, are excluded from the calculation as they are antidilutive.

    Long-lived Assets

    Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" is effective for financial statements for fiscal years beginning after December 15, 1995. It is the Company's opinion that the adoption of the statement would have no material effect on its Financial Statements.

B.  JOINT VENTURE LICENSING AGREEMENT
    The operations of VTI for the nine months ended June 30, 1995 and

    1994 are summarized as follows:

                                         1995           1994

    Income                           $         0    $         0

    Expenses                         $   794,446    $

670,834

    NET LOSS                         $  (794,446)   $

(670,834)

    The balance sheets of VTI at June 30, 1995 and September

30,

    1994 are summarized as follows:

                                       June 30     September 30

    Current Assets                   $    27,889    $    24,403

    Non-current Assets               $   151,183    $    87,822

    Current Liabilities              $ 4,054,438    $ 3,197,143

    Equity (deficit net of
      initial capitalization)        $(3,875,366)   $(3,084,918)

                       CEL-SCI CORPORATION

             NOTES TO CONDENSED FINANCIAL STATEMENTS

            NINE MONTHS ENDED JUNE 30, 1995 AND 1994
                            (unaudited) (continued)

C.  CONSTRUCTION OF NEW LABORATORY AND FUNDING
    On January 31, 1994, the Company entered into a leasing agreement with a non-affiliated landlord for 7,800 square feet of space at 4820 Seton Drive, Baltimore, Maryland. In the spring of 1994 the Company commenced construction of the new laboratory at the leased space. The cost of the laboratory buildout and equipment was approximately $1,100,000. To fund this laboratory, the Company borrowed funds from a bank at a rate of prime plus 2%. The outstanding loan balance at June 30, 1995 is $872,107.
    The Company's note payable is to be repaid over forty-eight consecutive months beginning February 5, 1995. Interest on the outstanding balance is to be paid monthly with the principal payments. The note is secured by all corporate assets and requires the Company to maintain a certificate of deposit with the bank equal to 20% of the outstanding principal balance of the note. Under the terms of the loan agreement, the Company is also subject to certain minimum equity, liquidity and operating covenants. The Company may not pay any dividends without the consent of the bank.
D.  SUBSEQUENT EVENTS
  On May 1, 1995 the Company's stock underwent a 1-for-10 reverse stock split. This split was approved by a majority of the shareholders at the April 28, 1995 Annual Meeting of Shareholders.

     In June 1995 the Company sold 575,000 Units at $2.00 per
    Unit. Each Unit consisted of one share of Common Stock and one Warrant.  Each Warrant entitles the holder to purchase one additional share of the Company's Common Stock for $3.25
    per share at any time prior to June 30,     1997.
                              CEL-SCI CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOW
                               (unaudited)
                                                 Nine Months
                                                   Ended June
                                                   30, 1995 1994
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                       $(2,966,006)
$(3,160,237)
Adjustments to reconcile net loss to
    net cash used in operating activities:
    Depreciation and amortization                  201,197
76,494
    Equity in loss of joint venture                395,224
335,416
    Amortization of premium on investments          60,954        0
    Realized loss on sale of investments            13,422        0
Changes in assets and liabilities:
    Decrease (increase) in inventory            (  207,397)
    Decrease (increase) in interest receivable  (  341,206)
40,204
    Decrease (increase) in prepaid expenses     (   18,456)       (
7,984)
    Decrease (increase) in advances                 10,463        0
    Increase (decrease) in payable to
      officer and shareholder                            0        (
38,228)
    Decrease (increase) in receivable from
      joint venture                             (  123,952)       0
    Increase (decrease) in accrued expenses              0        (
22,500)
    Increase (decrease) in accounts payable     (  203,594)
76,975

NET CASH USED IN OPERATING ACTIVITIES           (3,179,351)
(2,899,860)
CASH FLOWS PROVIDED BY (USED IN) INVESTING
  ACTIVITY:
    Purchases of investments                    (  400,000)
(650,000)
    Sales of investments                         2,906,132
4,344,117
    Advance to Joint Venture                    (  287,952)
(250,000)
    Laboratory construction                     (   10,135)
(326,896)
    Purchase of research and office equipment   (  128,750)       (
37,794)

NET CASH USED IN INVESTING ACTIVITIES:           2,079,295
3,079,427
CASH FLOWS PROVIDED BY FINANCING
ACTIVITIES:
    Issuance of note payable                       205,195
0
    Payment on note                             (  121,689)
0
    Issuance of common stock                       990,890
241,889

NET CASH PROVIDED BY FINANCING ACTIVITIES:       1,074,396
241,889

NET INCREASE IN CASH                            (   25,660)
421,456
CASH AND CASH EQUIVALENTS:
    Beginning of period                          3,370,713

2,156,179

    End of period                              $ 3,345,053      $

2,577,635

                  See notes to condensed financial statements.

                              CEL-SCI CORPORATION CONDENSED BALANCE
                                     SHEETS ASSETS
                              (unaudited)
                                               June 30,
                                                September 30, 1995
                                                1994
CURRENT ASSETS:
    Cash and cash equivalents               $3,345,053
$3,370,713
    Investments, net                           200,000
2,694,756
    Inventory                                  207,397
0
    Accounts receivable                        457,939
116,733
    Prepaid expenses                           100,062
81,606
    Advances to officer/employees                6,918
17,381
                                             4,317,369
6,281,189 INTEREST RECEIVABLE FROM JOINT VENTURE
475,156 351,204
RESEARCH AND OFFICE EQUIPMENT -
    Less accumulated depreciation of
    $535,448 and $355,430                    1,144,366
1,185,499
PATENT COSTS less accumulated
    amortization of $232,431
    and $211,253                               247,601
268,778

                                            $6,184,492
$8,086,670

                  See notes to condensed financial statements.

                              CEL-SCI CORPORATION CONDENSED BALANCE
                      SHEETS LIABILITIES AND STOCKHOLDERS' EQUITY
                      (unaudited)
                                              June 30,
September 30,
                                               1995           1994
CURRENT LIABILITIES:
    Accounts payable                       $   120,585       $324,179
    Current portion note payable               147,861        147,861
         Total current liabilities             268,446        472,040
NOTE PAYABLE                                   724,246
640,740
DEFERRED RENT                                   17,598
17,598
EQUITY IN SUBSIDIARY                           384,496
277,224

         Total Liabilities                   1,394,786
1,407,602

STOCKHOLDERS' EQUITY

    Preferred stock, $.01 par value;
      authorized, 200,000 shares;
      none issued
- -
- -
    Common stock, $.01 par value;
      authorized, 100,000,000 shares;
      issued and outstanding,
      4,763,244 and 4,188,244 shares            47,632
41,882
    Additional paid-in capital              27,839,988
26,854,848
    Net unrealized loss on marketable
      equity securities                              0       (
85,753)
    Deficit                                (23,097,914)
(20,131,909)
TOTAL STOCKHOLDERS' EQUITY                   4,789,706
6,679,068
                                           $ 6,184,492       $
8,086,670
                  See notes to condensed financial statements.

                              CEL-SCI CORPORATION
                                  CONDENSED STATEMENTS OF OPERATIONS
                                  (unaudited)
                                                     Nine Months
                                                          Ended June
                                                          30,
                                                    1995
1994 REVENUES:
    Gross Sales                                 $   39,588      $
0
    Interest Income                                273,417
629,034
    Other                                                0
0
      TOTAL INCOME                                 313,005
629,034
EXPENSES:
    Research and Development                     1,378,005
2,192,645
    Depreciation and
      Amortization                                 201,197
76,494
    General and Administrative                   1,304,585
1,184,716
      TOTAL OPERATING EXPENSES                   2,883,787
3,453,855
    EQUITY IN LOSS OF JOINT VENTURE               (395,224)
(335,416)
                                                 3,279,011
3,789,271
NET LOSS                                        $2,966,006
$3,160,247
LOSS PER COMMON SHARE                                $0.70
$0.75
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       4,194,563
4,184,634
                  See notes to condensed financial statements.